EXHIBIT 1.1

Execution Version

UNDERWRITING AGREEMENT

April 13, 2020

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039

Ladies and Gentlemen:

We (the “Manager”) understand that Exxon Mobil Corporation, a New Jersey corporation (the “Company”), proposes to issue and sell $2,750,000,000 aggregate principal amount of its 1.571% Notes due 2023 (the “2023 Fixed Rate Notes”), $1,250,000,000 aggregate principal amount of its 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”), $2,000,000,000 aggregate principal amount of its 2.610% Notes due 2030 (the “2030 Fixed Rate Notes”), $750,000,000 aggregate principal amount of its 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”) and $2,750,000,000 aggregate principal amount of its 3.452% Notes due 2051 (the “2051 Fixed Rate Notes” and, together with the 2023 Fixed Rate Notes, the 2025 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2040 Fixed Rate Notes, the “Fixed Rate Notes”, the “Notes” or the “Offered Securities”). The 2025 Fixed Rate Notes constitute a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020 (the “Existing 2025 Notes”) and the 2040 Fixed Rate Notes offered hereby constitute a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020 (the “Existing 2040 Notes” and, together with the Existing 2025 Notes, the “Existing Notes”). The 2025 Fixed Rate Notes and the 2040 Fixed Rate Notes are collectively referred to herein as the “Additional Notes.” The Additional Notes of each series will form a single series with, and have the same terms (other than the initial offering price and the issue date) as, the corresponding series of Existing Notes. Upon settlement, the Additional Notes of each series will trade interchangeably with the corresponding series of Existing Notes.

Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the underwriters named below (the “Underwriters”) severally agree to purchase (i) the 2023 Fixed Rate Notes at 99.900% of the principal amount of such 2023 Fixed Rate Notes and accrued interest from April 15, 2020, if any, to the date of payment and delivery, (ii) the 2025 Fixed Rate Notes at 105.182% of the principal amount of such 2025 Fixed Rate Notes and accrued interest from March 19, 2020, to the date of payment and delivery, (iii) the 2030 Fixed Rate Notes at 99.800% of the principal amount of such 2030 Fixed Rate Notes and accrued interest from April 15, 2020, if any, to the date of payment and delivery, (iv) the 2040 Fixed Rate Notes at 112.117% of the principal amount of such 2040 Fixed Rate Notes and accrued interest from March 19, 2020 to the date of payment and delivery and (v) the 2051 Fixed Rate Notes at 99.575% of the principal amount of such 2051 Fixed Rate Notes and accrued interest from April 15, 2020, if any, to the date of payment and delivery.

Name of Underwriter	Principal Amount of 2023 Fixed Rate Notes	Principal Amount of 2025 Fixed Rate Notes	Principal Amount of 2030 Fixed Rate Notes	Principal Amount of 2040 Fixed Rate Notes	Principal Amount of 2051 Fixed Rate Notes
BofA Securities, Inc.	$720,500,000	$327,500,000	$524,000,000	$196,500,000	$720,500,000
Citigroup Global Markets Inc.	720,500,000	327,500,000	524,000,000	196,500,000	720,500,000
J.P. Morgan Securities LLC	720,500,000	327,500,000	524,000,000	196,500,000	720,500,000
Barclays Capital Inc.	119,167,000	54,166,000	86,667,000	32,500,000	119,167,000
HSBC Securities (USA) Inc.	119,167,000	54,167,000	86,666,000	32,500,000	119,166,000
Morgan Stanley & Co. LLC	119,166,000	54,167,000	86,667,000	32,499,000	119,167,000
BNP Paribas Securities Corp.	20,167,000	9,166,000	14,667,000	5,500,000	20,167,000
Deutsche Bank Securities Inc.	20,167,000	9,166,000	14,667,000	5,500,000	20,167,000
Mizuho Securities USA LLC	20,167,000	9,167,000	14,666,000	5,500,000	20,167,000
SG Americas Securities, LLC	20,167,000	9,167,000	14,666,000	5,500,000	20,166,000
Standard Chartered Bank	20,166,000	9,167,000	14,667,000	5,500,000	20,166,000
Wells Fargo Securities, LLC	20,166,000	9,167,000	14,667,000	5,499,000	20,167,000
Banca IMI S.p.A	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Credit Agricole Securities (USA) Inc.	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Goldman Sachs & Co. LLC	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Loop Capital Markets LLC	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
RBC Capital Markets, LLC	10,000,000	4,546,000	7,273,000	2,727,000	10,000,000
Santander Investment Securities Inc.	10,000,000	4,546,000	7,273,000	2,727,000	10,000,000
Scotia Capital (USA) Inc.	10,000,000	4,545,000	7,273,000	2,728,000	10,000,000
Siebert Williams Shank & Co., LLC	10,000,000	4,545,000	7,273,000	2,728,000	10,000,000
SMBC Nikko Securities America, Inc.	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000
The Standard Bank of South Africa Limited	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000

Total:	$2,750,000,000	$1,250,000,000	$2,000,000,000	$750,000,000	$2,750,000,000

Upon delivery of such Offered Securities, the Underwriters will pay for such Offered Securities at a closing to be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (New York time) on April 15, 2020, or at such other time as shall be designated by the Manager.

The Offered Securities will have the terms and conditions set forth in “Description of Notes” in the prospectus supplement for the Offered Securities, dated April 13, 2020, and terms defined therein will have the same meanings when used in this Agreement. The following is a summary of such terms and conditions for the Offered Securities:

Principal Amount:	(i) $2,750,000,000 for the 2023 Fixed Rate Notes, (ii) $1,250,000,000 for the 2025 Fixed Rate Notes, (iii) $2,000,000,000 for the 2030 Fixed Rate Notes, (iv) $750,000,000 for the 2040 Fixed Rate Notes and (v) $2,750,000,000 for the 2051 Fixed Rate Notes, in each case subject to further issuances, as described below.

Maturity:	(i) April 15, 2023, for the 2023 Fixed Rate Notes, (ii) March 19, 2025, for the 2025 Fixed Rate Notes, (iii) October 15, 2030, for the 2030 Fixed Rate Notes, (iv) March 19, 2040, for the 2040 Fixed Rate Notes and (v) April 15, 2051, for the 2051 Fixed Rate Notes.

Interest Rate:	(i) 1.571% per annum for the 2023 Fixed Rate Notes, (ii) 2.992% per annum for the 2025 Fixed Rate Notes, (iii) 2.610% per annum for the 2030 Fixed Rate Notes, (iv) 4.227% per annum for the 2040 Fixed Rate Notes and (v) 3.452% per annum for the 2051 Fixed Rate Notes, in each case computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption Provisions:	The Company may redeem (i) all or a portion of the 2023 Fixed Rate Notes at any time prior to maturity, (ii) all or a portion of the 2025 Fixed Rate Notes at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), (iii) all or a portion of the 2030 Fixed Rate Notes at any time prior to July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes), (iv) all or a portion of the 2040 Fixed Rate Notes at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) or (v) all or a portion of the 2051 Fixed Rate Notes, at any time prior to October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes), at a redemption price equal to the greater of (a) 100% of the principal amount of the 2023 Fixed Rate Notes, the 2025 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040 Fixed Rate Notes or the 2051 Fixed Rate Notes, as the case may be, then outstanding to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the 2023 Fixed Rate Notes, the 2025 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040 Fixed Rate Notes or the 2051 Fixed Rate Notes, as the case may be, to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined under “Description of Notes” in the prospectus supplement for the Notes), plus (i) 20 basis points in the case of any redemption of the 2023 Fixed Rate Notes, (ii) 35 basis points, in the case of any redemption of the 2025 Fixed Rate Notes, (iii) 30 basis points, in the case of any redemption of the 2030 Fixed Rate Notes, (iv) 40 basis points, in the case of any redemption of the 2040

Fixed Rate Notes or (v) 35 basis points, in the case of any redemption of the 2051 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

In addition, (i) in the case of the 2025 Fixed Rate Notes, on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), (ii) in the case of the 2030 Fixed Rate Notes, on and after July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes), (iii) in the case of the 2040 Fixed Rate Notes, on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) and (iv) in the case of the 2051 Fixed Rate Notes, on and after October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, 2030 Fixed Rate Notes, 2040 Fixed Rate Notes or the 2051 Fixed Rate Notes, as applicable, at its option, at any time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Fixed Rate Notes, 2030 Fixed Rate Notes, 2040 Fixed Rate Notes or the 2051 Fixed Rate Notes, as applicable, to be redeemed, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2020 (the Interest payable on October 15, 2020 being in respect of the period commencing April 15, 2020) for the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes.

March 19 and September 19, commencing September 19, 2020 (the Interest payable on September 19, 2020 being in respect of the period commencing March 19, 2020) for the Additional Notes. The Interest payable on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, April 15, 2020. Such accrued interest shall be paid by the purchasers of the Additional Notes.

Form and Denomination:	Global Security held through book-entry facilities of The Depository Trust Company (as described under “Description of Notes” in the prospectus supplement for the Notes). The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances:	The Company may, without notice to or consent of the holders of a series of the Notes, increase the aggregate principal amount of such series of Notes and issue such increased principal amount (or any portion thereof), in which case any such additional notes may be consolidated and form a single series with the Notes of the applicable series, provided that, if the additional notes are not fungible with the Notes of such series, for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

For purposes of Section VIII of the Standard Provisions, we confirm that we have furnished to the Company for use in the preliminary prospectus supplement for the Offered Securities dated April 13, 2020 and the prospectus supplement for the Offered Securities to be dated April 13, 2020:

(a)    The second and third sentence of the third paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning the dealer concessions and reallowances;

(b)    The first, second, third and fourth sentence of the sixth paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning short sales, stabilizing transactions and purchases to cover positions created by short sale by the Underwriters;

(c)    The fifth sentence of the seventh paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning market making by the Underwriters; and

(d)    The third and fourth sentence of the tenth paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning other relationships between the Underwriters or their affiliates and the Company.

All of the provisions contained in the Standard Provisions are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Notwithstanding the preceding sentence, in the event of any conflict between the Standard Provisions and this Agreement, the provisions of this Agreement shall control.

In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

The term “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). The term “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). The term “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. The term “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understandings between the Company, any Underwriter organized in the United Kingdom or in a member state of the European Economic Area which has implemented the Bail-in Legislation (each a “BRRD Party”) and the Underwriters, each BRRD Party acknowledges and accepts that a BRRD Liability (as defined below) arising under this Agreement may be subject to the exercise of Bail-in Powers (as defined below) by the Relevant Resolution Authority (as defined below), and acknowledges, accepts, and agrees to be bound by:

i.

the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a BRRD Party (“Relevant BRRD Party”) to the other BRRD Party under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

a.	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

b.

the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Relevant BRRD Party or another person (and the issue to or conferral on the other BRRD Party of such shares, securities or obligations);

c.	the cancellation of the BRRD Liability; and/or

d.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

ii.	the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

The term “Bail-in Legislation” means (i) in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time and (ii) in relation to the UK, Part I of the U.K. Banking Act 2009 and any other law, regulation, rule or requirement applicable from time to time in the U.K. relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings). The term “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation. The term “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. The term “BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised. “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com. The term “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Relevant BRRD Party. The term “Write-down and Conversion Powers” means the powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

The term “Depositary” as used therein shall mean The Depository Trust Company, the term “Trade Date” as used therein shall mean April 13, 2020, and the term “Manager” as used therein shall mean BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, whose authority thereunder may be exercised by them jointly.

For themselves and on behalf of the several Underwriters named above.

Very truly yours,

BOFA SECURITIES, INC.

By:	/s/ Keith Harman
Name:	Keith Harman
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian Bednarski
Name:	Brian Bednarski
Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Executive Director

Accepted:

EXXON MOBIL CORPORATION

By:	/s/ J.M. Spellings
Name:	J.M. Spellings
Title:	Vice President, Treasurer and General Tax Counsel

Schedule A

General Use Free Writing Prospectuses

1)	Pricing Term Sheet for the Offered Securities, dated April 13, 2020 (set forth in Schedule B)

A-1

Schedule B

Pricing Term Sheet

Exxon Mobil Corporation

$2,750,000,000 1.571% Notes due 2023 (the “2023 Fixed Rate Notes”)

$1,250,000,000 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”, constituting a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020)

$2,000,000,000 2.610% Notes due 2030 (the “2030 Fixed Rate Notes”)

$750,000,000 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”, constituting a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020, and together with the 2025 Fixed Rate Notes, the “Additional Notes”)

$2,750,000,000 3.452% Notes due 2051 (the “2051 Fixed Rate Notes”, and together with the 2023 Fixed Rate Notes and the 2030 Fixed Rate Notes, the “New Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured fixed rate notes

Trade Date:	April 13, 2020

Settlement Date:	April 15, 2020 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Terms applicable to the Additional Notes

Principal Amount:	$1,250,000,000 of 2025 Fixed Rate Notes $750,000,000 of 2040 Fixed Rate Notes

Maturity Date:	March 19, 2025 for the 2025 Fixed Rate Notes March 19, 2040 for the 2040 Fixed Rate Notes

Coupon (Interest Rate):	2.992% per annum for the 2025 Fixed Rate Notes 4.227% per annum for the 2040 Fixed Rate Notes

Interest Payment Dates:	March 19 and September 19, commencing September 19, 2020 (the Interest payable on September 19, 2020 being in respect of the period commencing March 19, 2020) for the Additional Notes. The Interest payable on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, April 15, 2020, totaling $2,701,111.11 in the case of the 2025 Fixed Rate Notes and $2,289,625.00 in the case of the 2040 Fixed Rate Notes. Such accrued interest shall be paid by the purchasers of the Additional Notes

Price to Public:	105.302% for the 2025 Fixed Rate Notes 112.417% for the 2040 Fixed Rate Notes

Benchmark Treasury:	0.500% due March 31, 2025 for the 2025 Fixed Rate Notes 2.375% due November 15, 2049 for the 2040 Fixed Rate Notes

Benchmark Treasury Yield:	0.443% for the 2025 Fixed Rate Notes 1.402% for the 2040 Fixed Rate Notes

Spread to Benchmark Treasury:	+140 basis points for the 2025 Fixed Rate Notes +195 basis points for the 2040 Fixed Rate Notes

Yield to Maturity:	1.843% for the 2025 Fixed Rate Notes 3.352% for the 2040 Fixed Rate Notes

Make-Whole Call:	All or a portion of the Additional Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the Additional Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the Additional Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2025 Fixed Rate Notes, and (ii) at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2040 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2025 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes), the Company may redeem the 2040 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2040 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

CUSIP/ISIN:	30231G BH4/US30231GBH48 for the 2025 Fixed Rate Notes 30231G BF8/US30231GBF81 for the 2040 Fixed Rate Notes

Terms applicable to the New Notes

Principal Amount:	$2,750,000,000 of 2023 Fixed Rate Notes $2,000,000,000 of 2030 Fixed Rate Notes $2,750,000,000 of 2051 Fixed Rate Notes

Maturity Date:	April 15, 2023 for the 2023 Fixed Rate Notes October 15, 2030 for the 2030 Fixed Rate Notes April 15, 2051 for the 2051 Fixed Rate Notes

Coupon (Interest Rate):	1.571% per annum for the 2023 Fixed Rate Notes 2.610% per annum for the 2030 Fixed Rate Notes 3.452% per annum for the 2051 Fixed Rate Notes

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2020 (the Interest payable on October 15, 2020 being in respect of the period commencing April 15, 2020) for the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes

Price to Public:	100.000% for the 2023 Fixed Rate Notes 100.000% for the 2030 Fixed Rate Notes 100.000% for the 2051 Fixed Rate Notes

Benchmark Treasury:	0.250% due April 15, 2023 for the 2023 Fixed Rate Notes 1.500% due February 15, 2030 for the 2030 Fixed Rate Notes 2.375% due November 15, 2049 for the 2051 Fixed Rate Notes

Benchmark Treasury Yield:	0.321% for the 2023 Fixed Rate Notes 0.760% for the 2030 Fixed Rate Notes 1.402% for the 2051 Fixed Rate Notes

Spread to Benchmark Treasury:	+125 basis points for the 2023 Fixed Rate Notes +185 basis points for the 2030 Fixed Rate Notes +205 basis points for the 2051 Fixed Rate Notes

Yield to Maturity:	1.571% for the 2023 Fixed Rate Notes 2.610% for the 2030 Fixed Rate Notes 3.452% for the 2051 Fixed Rate Notes

Make-Whole Call:	All or a portion of the New Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the New Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the New Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to maturity at a discount rate of Treasury plus 20 basis points, for the 2023 Fixed Rate Notes, (ii) at any time prior to July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes) at a discount rate of Treasury plus 30 basis points, for the 2030 Fixed Rate Notes, and (iii) at any time prior to October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2051 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes), the Company may redeem the 2030 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2030 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes), the Company may redeem the 2051 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2051 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

CUSIP/ISIN:	30231G BL5/US30231GBL59 for the 2023 Fixed Rate Notes 30231G BN1/US30231GBN16 for the 2030 Fixed Rate Notes 30231G BM3/US30231GBM33 for the 2051 Fixed Rate Notes

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

The Standard Bank of South Africa Limited

U.S. Bancorp Investments, Inc.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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